EXHIBIT 8(j)(1)

AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT (American Funds)

Amendment No. 2

to the

Fund Participation Agreement (the “Agreement”), dated as of May 1, 2009 between

Transamerica Financial Life Insurance Company,

American Funds Insurance Series and Capital Research and Management Company

All defined terms in the Agreement are applicable to this Amendment.

Effective May 1, 2011, the Agreement is amended as follows:

1.	Attachment A is hereby replaced by the Attachment A that follows.

2.	A new Section 35 is hereby added to the Agreement as set forth in Attachment B.

3.	A new Section 36 is hereby added to the Agreement as set forth in Attachment C.

Except as expressly supplemented, amended or consented to hereby, all of the representations and conditions of the Agreement will remain unamended and will continue to be in full force and effect.

In Witness Whereof, the following duly authorized officers have caused this Amendment to be executed:

Transamerica Financial Life Insurance Company		American Funds Insurance Series

By:	/s/ Arthur D. Woods	By:	/s/ Steven I. Koszalka
Name: Arthur D. Woods		Name: Steven I. Koszalka
As its: Vice President		As its: Secretary

Capital Research and Management Company

By:	/s/ Michael J. Downer
Name: Michael J. Downer
As its: Senior Vice President and Secretary

Attachment A

SEPARATE ACCOUNTS, CONTRACTS AND PORTFOLIOS

Name of Separate Account and Date Established by the Board of Directors	SEC File Numbers of the Contracts Funded	Portfolios
Separate Account VA YNY September 13, 2007	33 Act File No. 333-147041 40 Act File No. 811-22138 (Flexible Premium Variable Annuity – N, under the marketing name “Transamerica AxiomSM NY Variable Annuity”)	• Asset Allocation Fund – Class 2 Shares • Bond Fund – Class 2 Shares • Growth Fund – Class 2 Shares • Growth-Income Fund – Class 2 Shares • International Fund – Class 2 Shares

Separate Account VA WNY August 31, 2004	33 Act File No. 333-120125 40 Act File No. 811-21663 (Flexible Premium Variable Annuity – H, under the marketing name “Transamerica LibertySM NY Variable Annuity”)	• Asset Allocation Fund – Class 2 Shares • Bond Fund – Class 2 Shares • Growth Fund – Class 2 Shares • Growth-Income Fund – Class 2 Shares • International Fund – Class 2 Shares

Separate Account VA BNY September 27, 1994	33 Act File No. 33-83560 40 Act File No. 811-08750 (Transamerica LandmarkSM NY Variable Annuity, aka under marketing name “Transamerica LandmarkSM Select NY”)	• Asset Allocation Fund – Class 2 Shares • Bond Fund – Class 2 Shares • Growth Fund – Class 2 Shares • Growth-Income Fund – Class 2 Shares • International Fund – Class 2 Shares

Separate Account VA PP March 29, 2011	33 Act File No. 333-172715 40 Act File No. 811-22531 (Flexible Premium Variable Annuity – R, under the marketing name “Transamerica Advisor EliteSM Variable Annuity (NY)”)	• Asset Allocation Fund – Class 2 Shares • Bond Fund – Class 2 Shares • Growth Fund – Class 2 Shares • Growth-Income Fund – Class 2 Shares • International Fund – Class 2 Shares

Attachment B

35. Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order.

Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information. Each party agrees to take prompt and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of the Commonwealth of Massachusetts applicable to it and other applicable federal, state and international laws and regulations relating to personal information security.

The provisions found in this Section 35 will survive any expiration or termination of the Agreement.

Attachment C

36. Should the Series and the Company desire to distribute the prospectuses of the Funds within the Series pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the Parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

36.1. For purposes of this Section 36, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

36.2. The Series shall provide, or cause to provide, the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Agreement requires that the Series provide the Company with Statutory Prospectuses.

36.3. The Series and CRMC each represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Series and its Funds. The Series further represents and warrants that it has reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

36.4. The Series and CRMC each agree that the URL indicated on each Summary Prospectus will lead policyholders/contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”) and that such Landing Page will host the current Fund documents required to be posted in compliance with Rule 498. The Series shall promptly notify the Company of any interruptions in availability of this Landing Page that last more than 24 hours. Such Landing Page will contain the Fund documents of the Funds that serve as investment options available under the Agreement.

36.5. The Series and CRMC represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving policyholder/contract owner requests for additional Series documents made directly to the Series. The Series and CRMC further represent and warrant that any information obtained about policyholders/contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Series’ documents.

36.6. The Company represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving policyholder/contract owner requests for additional Series documents made directly to the Company or one of its affiliates.

36.7. Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

36.8. If the Series determines that it will end its use of the Summary Prospectus delivery option, the Series and/or CRMC will provide the Company with at least 60 days’ advance notice of its intent.

36.9. Each party agrees to notify the other party promptly upon its discovery of a failure to comply with the provisions of Rule 498.

36.10. The Parties agree that the Company is not required to distribute Summary Prospectuses to its policyholders/contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give CRMC and the Series reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

36.11. The Parties agree that all other provisions of the Agreement, including the Indemnification provisions, will apply to the terms of this Section 36 as applicable.